Exhibit 99.2

AMA Panel Agrees to Establish Category I CPT Code for Essure®

Support from the American College of Obstetricians and Gynecologists
(ACOG) Upgrades Application from Category III to Category I

SAN CARLOS, Calif. (March 4, 2004) – Conceptus, Inc. (Nasdaq: CPTS) Conceptus announced that it had received notice from the American Medical Association (AMA) CPT Editorial Panel that the Panel will establish a Category I CPT code for hysteroscopic sterilization using the Essure system. The original application was made for a Category III new procedure code; but in this action the AMA followed the recommendation of ACOG supporting the establishment of a Category I code. Category I codes are reserved for those procedures that have demonstrated clinical efficacy, widespread use and have Food and Drug Administration (FDA) approval.

“We are pleased to see that the timeframe to a specific Category I code for hysteroscopic sterilization has been shortened by several months, if not years, by AMA and ACOG,” noted Mark Sieczkarek, President and CEO of Conceptus. “This action by the AMA as well as ACOG, the leading medical specialty group in women’s health, to upgrade to a Category I code is clear recognition of the clinical efficacy and nationwide use of the Essure procedure. We expect that the new code, once the process to establish it is complete, will significantly ease the burden on a physician’s office in obtaining reimbursement for Essure, and accelerate the coverage of Essure by private insurance companies and Medicaid.”

The Company expects that the new code would be published in the Federal Register in Fall, 2004 for implementation January 1, 2005.

About CPT Coding

In developing new and revised Category I CPT codes the AMA Editorial Panel requires:

•	that the service/procedure receive approval from the Food and Drug Administration (FDA) for the specific use of devices or drugs;

•	that the service/procedure is performed across the country in multiple locations;

•	that many physicians or other health care professionals perform the service/procedure; and

•	that the clinical efficacy of the service/procedure has been well established and documented.

In contrast, Category III codes are used to facilitate data collection on and assessment of new services and procedures. These codes are intended to be used for data collection purposes to substantiate widespread usage or in use during the FDA approval process. Procedures or new services that do not meet the criteria for widespread use, FDA approval and established clinical efficacy may have a Category III code established until those criteria are met.

Following the decision of the CPT Editorial Panel, ACOG conducts a survey of physicians who perform the Essure procedure for their patients to establish recommendations for the work Relative Value Units (RUVs) and the direct practice expense inputs for the new code. These RVUs are based on the amount of time a service takes to perform and the intensity of that service as compared to other procedures in both gynecology and across specialties. ACOG’s recommendations are then forwarded to the AMA Resource-Based Relative Value Scale Update Committee (RUC) where they will be accepted or modified. The RUC’s recommendations are forwarded to the Centers for Medicare & Medicaid Services (CMS), which typically accepts over 95% of RUC recommendations. CMS determines the practice expense and professional liability RVUs and then publishes the final RVUs in the Federal Register – usually in October for implementation January 1 the next year. More information about CPT codes and the process of establishing those codes is available at the AMA’s website: www.AMA-Assn.org.

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. Essure is 99.8% effective after two years of follow-up. However, like all birth control methods, Essure is not expected to be 100 percent effective, and pregnancies are expected.

About Conceptus

Conceptus manufactures and markets Essure, which is designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2. Information contained on our website is not incorporated by reference into and does not form a part of this form 8-K.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The establishment of a CPT I code for Essure, the timing of any new CPT code and the effect thereof on such reimbursement decisions, as well as the clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission.